Exhibit 15.1

31 March 2010	Our Ref: DW/CW/M4237-H01577
The Board of Directors
Melco Crown Entertainment Limited
36th Floor
The Centrium
60 Wyndham Street
Central
Hong Kong
Dear Sirs,
We consent to the reference to our firm under the heading “Board Practices”, the heading “Documents on Display”, the heading “Corporate Governance” in the Annual Report on Form 20-F of Melco Crown Entertainment Limited for the year ended 31 December 2009, which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 March 2010 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Walkers
Walkers